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EXHIBIT 10.19

                           PURITAN-BENNETT CORPORATION
                           RETENTION COMPENSATION PLAN

1.  PURPOSE OF THE PLAN

         The Puritan-Bennett Corporation Retention Compensation Plan (the "Plan") has been adopted in connection with the merger (the "Merger") of Puma Merger Corporation, a Delaware corporation and wholly owned subsidiary of Nellcor Incorporated ("Nellcor"), with and into Puritan-Bennett Corporation, a Delaware corporation ("P-B"), pursuant to which P-B became a wholly-owned subsidiary of Nellcor. The purpose of the Plan is to provide for retention compensation payments to certain P-B employees who remain employed by either Nellcor or P-B after the Merger.

2.  ADMINISTRATION OF THE PLAN

    A.   Board of Directors

         The Plan shall be administered by the Board of Directors of P-B under the supervision of Nellcor with all actions, interpretations under the Plan to be made by the Board of Directors only with the approval of Nellcor.

    B.   Authority of the Board of Directors

         Subject to the approval rights of Nellcor, the Board of Directors shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in administering the Plan. All decisions, determinations and interpretations of the Board of Directors that are appoved by Nellcor shall be conclusive and binding on all participants.

3.  ELIGIBILITY AND TERMS AND CONDITIONS

    A.   Eligibility; Payment Conditions

Each of the following individuals shall be entitled to receive a lump sum payment (the "Retention Payment") in the amount indicated next to his or her name upon the occurrence of either of the following: (i) if such individual is terminated by P-B or Nellcor other than for Cause (Cause shall mean (A) substantial and material violation by such individual of the policies of Nellcor, which violations are not corrected within 30 days after written notice to the individual, or (B) material misconduct by such individual), on or prior to August 26, 1996 (the "Anniversary Date"), or (ii) if such individual remains employed by P-B or Nellcor on the Anniversary Date.


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    B.   Nontransferability

         No Retention Payment shall be transferable otherwise than by will or the laws of descent and distribution.

    C.   Payment

         The Retention Payment shall be paid within 10 days of the date on which the individual becomes entitled to receive it in accordance with Paragraph 3(A) above.

    D.   Tax Withholding

         All Retention Payments under the Plan shall be subject to reduction for any applicable withholding.

4.  NO EMPLOYMENT RIGHTS

         Nothing in the Plan or any action taken pursuant to the Plan shall confer on any individual any right to be or to continue in the employ of Nellcor, P-B or any of their respective Affiliates or shall interfere in any way with the right of Nellcor, P-B or any of their respective Affiliates to terminate the employment of any individual at any time.


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5.  AMENDMENT

         Upon the approval of Nellcor, the Board of Directors of P-B shall have complete power and authority to amend the Plan; provided, however, that no amendment of the Plan may, without the consent of any participant under the Plan, adversely affect the rights of such participant.


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